UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2018

TINTRI, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-38117	26-2906978
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

303 Ravendale Drive

Mountain View, California 94043

(Address of principal executive offices including zip code)

(650) 810-8200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☒

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 26, 2018, Tintri, Inc. (the “Company”) issued an aggregate of $12.3 million of convertible promissory notes (“Notes”) under that certain Note Purchase Agreement (the “Note Purchase Agreement”) that it entered into with certain of its stockholders in May 2017, as amended in June 2017, a copy of which has been filed as Exhibit 10.16 to the Company’s Registration Statement on Form S-1/A as filed with the Securities and Exchange Commission on June 29, 2017. On February 27, 2018, the Company issued an additional $10.8 million of Notes, and expects to issue an additional $1.9 million of convertible promissory notes on or about March 5, 2018.

Under the Note Purchase Agreement, the Company agreed to sell Notes having a maximum aggregate principal amount of $25.0 million subject to the terms and conditions set forth in the Note Purchase Agreement. The Notes have an interest rate of 8% per annum and will mature 18 months from the date of issuance. If the Notes remain outstanding on or after December 1, 2019, at the Company’s election, pursuant to the approval of a majority of the members of the Company’s board of directors, the Notes will convert into shares of the Company’s common stock at the IPO price of $7.00 per share, provided that any Notes issued to entities affiliated with one of the Company’s existing stockholders that is a party to the Note Purchase Agreement will be converted at the average price of the Company’s common stock on the NASDAQ Stock Market over the 30-day period preceding the conversion. The Notes are subject to acceleration upon the occurrence of an event of default, which include nonpayment, breach of representations and warranties, breach of covenants and the occurrence of certain bankruptcy or insolvency events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Tintri, Inc.

Date: March 2, 2018	By:	/s/ Ian Halifax
Ian Halifax
Chief Financial Officer